EXHIBIT 99.1

BRT REALTY TRUST
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.BRTRealty.com

BRT REALTY TRUST ANNOUNCES
RETIREMENT OF $15,900,000 OF JUNIOR SUBORDINATED NOTES

Great Neck, New York – September 30, 2009 – BRT REALTY TRUST (NYSE:BRT) announced today that it has retired $15,900,000 (reported on its June 30, 2009 balance sheet at $15,100,000) of its outstanding unsecured junior subordinated notes in exchange for the transfer by BRT to the noteholder of certain replacement securities acquired by BRT in the open market during September 2009 as well as cash.  The cost to BRT was $7,950,000 plus BRT’s expenses in the transaction.  In connection with this transaction, BRT also made a payment of $318,000 to the collateral manager to cover fees and expenses of the noteholder related to the exchange arrangement.  The transaction will result in a net gain to BRT of approximately $6,800,000, net of its estimated transaction costs.  Following the retirement of these unsecured junior subordinated notes, BRT has an aggregate of $42,400,000 of unsecured junior subordinated notes outstanding with a due date of April 30, 2036.  As part of the transaction, BRT received a refund of $324,625, representing prepaid interest on the retired unsecured junior subordinated notes for the period subsequent to September 30, 2009.

BRT REALTY TRUST is a mortgage-oriented real estate investment Trust.

Contact: Simeon Brinberg – (516) 466-3100